Exhibit 99.2

LANDAMERICA 1031 EXCHANGE SERVICES COMPANY, INC.

November 24, 2008

Dear Valued Customer:

We regret to inform you that, effective November 24, 2008, LandAmerica 1031 Exchange Services Company, Inc. (“LES”) is accepting no new customers and is terminating its operations.  Although the total par value of our 1031 exchange funds exceeds the value of all funds received from our customers, portions of the 1031 funds are invested in illiquid auction rate securities.  Our inability to sell or borrow against these securities has precipitated our decision to terminate operations.

LES has long invested 1031 deposits only in Investment Grade Securities Rated A or stronger, including auction rate securities backed by federally guaranteed student loans.  Our goal for the exchange funds has been to maintain the full liquidity necessary to meet customer withdrawal demands.  The auction rate securities in our exchange funds, which were sold to us by certain financial institutions, were highly liquid for many years.  As has been widely publicized, the auction rate securities market froze earlier this year, and that extenuating circumstance prevents us from liquidating the auction rate securities held in the exchange funds.

We understand that this situation is detrimental to you, and we can only assure you that we have taken every reasonable step possible to avoid the problem, including pursuing numerous liquidity options to no avail.  You will be provided soon with details regarding the establishment of a process for submitting claims relating to exchange funds.

This situation involves only LES and not any other LandAmerica companies.  Specifically, LandAmerica’s title insurers are highly regulated companies, with legal identities and assets completely separate from LES.  These insurers have more than sufficient assets to meet their obligations to policyholder and escrow customers.

Sincerely,

LANDAMERICA 1031 EXCHANGE SERVICES COMPANY, INC.

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